Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-135389) and Form S-8 (Nos. 333-46680 and 333-135388) of GrafTech International Ltd. of our report dated February 25, 2009, except with respect to our opinion on the consolidated insofar as it relates to the effects of the change in accounting for convertible debt instruments (Note 2), as to which the date is December 4, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Cleveland, Ohio

December 4, 2009